SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 21, 2004

Date of Report (Date of Earliest Event Reported)

FTD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21277	13-3711271
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3113 Woodcreek Drive

Downers Grove, Illinois 60515-5420

(Address of principal executive offices, including zip code)

(630) 719-7800

(Registrant’s telephone number, including area code)

ITEM 9. REGULATION FD DISCLOSURE.

As previously announced on October 6, 2003, FTD, Inc. (the “Company”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Mercury Man Holdings Corporation (“Mercury”) and Nectar Merger Corporation (“Nectar”), each of which are wholly-owned subsidiaries of an affiliate of Leonard Green & Partners, L.P. Pursuant to the Merger Agreement, the Company’s stockholders will receive $24.85 per share of common stock, in cash, upon the closing of the transaction, and Nectar will merge with and into the Company, with the Company being the surviving corporation (the “FTD Merger”). Immediately upon consummation of the FTD Merger, the Company will be a wholly-owned subsidiary of Mercury.

Certain information set forth on the following pages is included in a preliminary confidential offering circular prepared in connection with a proposed issuance by Nectar, prior to the proposed merger, of debt securities. The debt securities will not be registered under the Securities Act of 1933 (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Nectar is making the offering in connection with the FTD Merger.

The information in this current report on Form 8-K is being furnished pursuant to Item 9 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and Section 11 of the Securities Act or otherwise subject to the liabilities of those sections.

Except as otherwise indicated in this current report on Form 8-K, or as the context may otherwise indicate, in this current report on Form 8-K the words “we”, “our”, “ours”, “us” and “FTD” refer to FTD, Inc. and its subsidiaries, predecessors and acquired businesses prior to giving effect to the FTD Merger. The new senior credit facility that we will enter into in connection with the FTD Merger is referred to in this current report on Form 8-K as our “new senior credit facility,” and the new debt securities to be issued in connection with the FTD Merger are referred to in this current report on Form 8-K as our “new debt securities.”

RECENT DEVELOPMENTS AND ADDITIONAL INFORMATION

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA (including pro forma presentations thereof) and the related ratios presented in this current report on Form 8-K are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles, referred to in this current report in Form 8-K as “GAAP.” EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity.

EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus (i) expenses (minus gains) that we do not consider reflective of our ongoing operations after the FTD Merger, as further described in this current report on Form 8-K and (ii) management fees, because we adjust for those fees in measuring our performance under our executive compensation plan, our new senior credit facility and the document governing our new debt securities. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, the vast majority of which present EBITDA and/or Adjusted EBITDA when reporting their results.

Our executive compensation plan bases incentive compensation payments in significant part on our performance measured using Adjusted EBITDA. We also use financial measures similar to Adjusted EBITDA, though subject to certain different adjustments, in our new senior credit facility and the document governing our new debt securities to measure our compliance with covenants such as interest coverage and debt incurrence. Measures similar to Adjusted EBITDA are also widely used by us and others in our industry to evaluate and price potential acquisition candidates. We believe EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

We calculate Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our ongoing operations and for the other reasons noted above. For the reasons indicated herein, you are encouraged to evaluate each adjustment and whether you consider it appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital requirements;

•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements;

•	Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, as discussed in our presentation of “Adjusted EBITDA” in this current report on Form 8-K; and

•	other companies, including other companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. For more information, see our consolidated financial statements and the notes to those statements included elsewhere in this current report on Form 8-K.

Forward-Looking Statements

This current report on Form 8-K contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding our outlook, including: statements regarding the FTD Merger, statements regarding anticipated growth in revenue, net income and earnings per share; expectations regarding the likelihood of recurrence of certain charges and gains; expectations regarding capital investments; and expectations regarding future cash generated from operations. These forward-looking statements are based on our management’s current expectations, assumptions, estimates and projections about us and our industry. You are cautioned that actual results could differ from those anticipated by the forward-looking statements.

Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements include, but are not limited to, those discussed under “Risk Factors.” The following are risks related to our business after consummation of the FTD Merger:

•	market competition among our existing and potential competitors;

•	our revenues and operating results fluctuate on a seasonal basis and may suffer if revenues during peak seasons do not meet our expectations;

•	loss of members or decrease in average monthly membership fees;

•	we are dependent on our strategic relationships to help promote our www.ftd.com Web site;

•	we are dependent on third parties who fulfill orders and deliver goods and services to our customers;

•	loss or impairment of the intellectual property that we use in our business;

•	computer systems or telephone services failures;

•	we may be unable to increase capacity or introduce enhancements to our www.ftd.com Web site or our 1-800-SEND-FTD toll-free telephone number in a timely manner or without service interruptions;

•	online privacy concerns, FTC enforcement of privacy policy statements and security breaches could harm our Internet business;

•	we may be unable to effectively market our international fulfillment capabilities to North American consumers;

•	our business could be injured by significant credit card or debit card fraud;

•	we are exposed to the credit risk of our FTD-member florists;

•	our business operations are restricted by a consent order which prohibits certain restrictions relating to FTD membership;

•	loss of key personnel or our inability to attract and retain new qualified personnel;

•	slowdowns in general economic activity may detrimentally impact consumer spending on flowers and other products we sell;

•	if the supply of flowers or any other perishable product we offer for sale becomes limited, the price of these products could rise or these products may be unavailable;

•	we are subject to various regulations applicable to the importation of flowers and the sale and handling of food items;

•	the operating and financial success of our business is dependent on the financial performance of the U.S. retail florist industry;

•	government regulations and legal uncertainties relating to the Internet and online commerce could negatively impact our Internet business;

•	federal, state and local governments may attempt to impose additional sales and use taxes or other taxes on the business activities conducted by our consumer segment, including our past sales;

•	we may not successfully identify or complete future acquisitions; and

•	we may incur restructuring or impairment charges that would reduce our earnings.

Recent Developments

On January 20, 2004, we publicly announced our unaudited financial results for the three and six month periods ended December 31, 2003. For the three month period ended December 31, 2003, our revenues were $96.8 million, an increase of $8.0 million, or 9.0%, over the same period last year. The florist segment experienced an 8.7% increase in revenues as a result of increased membership, improved penetration of our major product and service lines sold to our FTD membership base and a solid Christmas holiday season. Our consumer segment experienced a 9.3% increase in revenue as a result of an 8.0% increase in orders and a 1.2% increase in average order value.

Our unaudited results for the six month periods ended December 31, 2003 and December 31, 2002, as well as for the twelve month period ended December 31, 2003, are set forth in the table below. The results for the six month period ended December 31, 2003 are not necessarily indicative of the results to be expected for the full year. For more information, see “Risk Factors—Our revenues and operating results fluctuate on a seasonal basis and may suffer if revenues during peak seasons do not meet our expectations.” The pro forma income statement and balance sheet data presented below adjusts the historical information as if the FTD Merger and related financing transactions occurred as of July 1, 2002 and December 31, 2003, respectively.

	Six Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2003
	(dollars in thousands)
Statement of Operations Data:
Revenues	$162,377	$170,371	$371,337
Cost of goods sold and services provided	88,744	93,406	208,567

Gross profit	73,633	76,965	162,770
Operating expenses:
Advertising and selling	32,970	35,143	74,200
General and administrative	24,194	25,824	52,242

Total operating expenses	57,164	60,967	126,442

Income from operations	16,469	15,998	36,328

Interest expense, net	950	432	891
Other (income) expense, net	(45)	(1,469)	9,304

Income before income tax	15,564	17,035	26,133

Income tax expense	6,408	6,686	15,651

Net income	$9,156	$10,349	$10,482

Other Data:
Adjusted EBITDA (1)	$22,134	$22,341	$48,748
Pro forma Adjusted EBITDA (1)			51,943
Cash flows provided by operating activities	13,613	19,163	35,950
Capital expenditures	2,513	3,389	5,404
Depreciation and amortization	3,776	4,021	8,143

	As of and for the Twelve Months Ended December 31, 2003
	Actual	Pro Forma
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$11,275	$—
Working capital (deficit) (2)	(26,216)	(19,328)
Total debt (including current maturities)	—	250,000

Pro Forma Credit Statistics:
Total debt (including current maturities) to pro forma Adjusted EBITDA		4.8x
Pro forma Adjusted EBITDA to cash interest expense, net (3)		3.0x

Based on our cash, outstanding indebtedness and outstanding shares of common stock as of December 31, 2003, if the FTD Merger had occurred on that date, the amount of the contributed equity would have been $194.3 million (before giving effect to the funding of the $7.3 million escrow account related to the Stipulation and Agreement of Compromise, Settlement and Release relating to the consolidated shareholders class actions pending in the Delaware Court of Chancery for New Castle County in Wilmington, Delaware titled “In re FTD.COM, Inc. Shareholders Litigation”). This action is sometimes referred to in this current report on Form 8-K as the “FTD.COM securities litigation.”

(1)	We define Adjusted EBITDA as EBITDA plus (i) expenses (minus gains) that we do not consider reflective of our ongoing operations and (ii) management fees, because we adjust for those fees in measuring our performance under our executive compensation plan, our new senior credit facility and the document governing our new debt securities. We define EBITDA as net income before net interest expense, income tax expense, depreciation and amortization. We define pro forma Adjusted EBITDA as Adjusted EBITDA plus expected cost reductions as a result of the FTD Merger and the change in our business practice with respect to the Floral Selections Guide, a counter display catalog featuring FTD products for all occasions. See “Non-GAAP Financial Measures” above, for a discussion of our use of Adjusted EBITDA and certain limitations of EBITDA and Adjusted EBITDA as financial measures. Adjusted EBITDA for the six month periods ended December 31, 2002 and 2003, and for the twelve month period ended December 31, 2003, and pro forma Adjusted EBITDA for the twelve month period ended December 31, 2003 are calculated as follows:

	Six Months Ended December 31,		Twelve Months Ended December 31,	Pro Forma Twelve Months Ended December 31,
	2002	2003	2003	2003
	(dollars in thousands)
Net income (loss)	$9,156	$10,349	$10,482	$(1,814)
Plus: interest expense, net	950	432	891	18,334
Plus: depreciation and amortization	3,776	4,021	8,143	10,858
Plus: income tax expense	6,408	6,686	15,651	7,789

EBITDA	20,290	21,488	35,167	35,167
Plus: shareholder litigation expense (a)	—	—	11,000	11,000
Less: insurance proceeds related to shareholder litigation (b)	—	(1,488)	(1,488)	(1,488)
Plus: deferred compensation (c)	844	36	764	764
Plus: management fees (d)	1,000	1,000	2,000	2,000
Plus: transaction costs (e)	—	1,305	1,305	1,305

Adjusted EBITDA (f)	$22,134	$22,341	$48,748	$48,748

Plus: reduction in public company costs (g)				974
Plus: elimination of president and chief operating officer position (h)				533
Plus: change in Floral Selections Guide business practice (i)				1,688

Pro forma Adjusted EBITDA (f)				$51,943

(a)	See Note (5) on Page 10 for a description of this expense.
(b)	Gain reflects insurance proceeds received related to the FTD.COM securities litigation.
(c)	See Note (7)(a) on Page 11 for a description of this expense.
(d)	See Note (7)(c) on Page 11 for a description of this expense.
(e)	Expenses incurred in connection with the FTD Merger and related financing transactions.
(f)	We use Adjusted EBITDA as a supplemental measure of our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. See “Non-GAAP Financial Measures” above, for a discussion of our use of Adjusted EBITDA and certain limitations of EBITDA and Adjusted EBITDA as financial measures.
(g)	Expected reduction of $686,000 for insurance costs and $288,000 related to reduced investor relations costs (including fewer investor conferences), the elimination of NASDAQ filing fees and the elimination of proxy filings.
(h)	Represents the annual salary, bonus, related payroll taxes and 401(k) match of Michael Soenen, our president and chief operating officer, whose position will be eliminated upon the consummation of the FTD Merger.
(i)	The Floral Selections Guide has historically been published bi-annually in September and each FTD-member florist was charged a bi-annual fee, with revenue and expense recognized in September of each odd-numbered fiscal year. Beginning in fiscal year 2004, new FTD-member florists are charged a monthly fee and, beginning with the distribution of the next bi-annual Floral Selections Guide in fiscal year 2005, all FTD-member florists will be charged a monthly fee for the use of the Floral Selections Guide while they are an active FTD-member florist. As a result, revenues are recorded on a monthly basis consistent with the monthly fee charged. We have adjusted the historical Floral Selections Guide results to reflect this change in our business practice by computing the effect of applying a monthly fee for each FTD-member florist for the twelve month period ended December 31, 2003, based on the actual FTD membership for that period and comparing it to the historical amount recognized. The actual EBITDA contribution of the Floral Selections Guide was $2.6 million and $2.7 million for the six month period ended December 31, 2002 and for the fiscal year 2003, respectively. There was no related EBITDA contribution for the six month period ended December 31, 2003.
(2)	See Note (8) on Page 11 for a description of this item.
(3)	Cash interest expense represents total interest expense less amortization of deferred financing fees of $1.1 million.

Summary Consolidated Financial and Other Data

We derived the following information from our audited consolidated financial statements as of and for the fiscal years ended June 30, 2001 through 2003, our unaudited consolidated financial statements for the three month periods ended September 30, 2002 and 2003. Pro forma balance sheet data as of September 30, 2003 are presented as if the FTD Merger had occurred on September 30, 2003. The results for the three month period ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year. For more information, see “Risk Factors—Our revenues and operating results fluctuate on a seasonal basis and may suffer if revenues during peak seasons do not meet our expectations.”

	Fiscal Year Ended June 30,						Three Months Ended September 30,		Twelve Months Ended September 30,
	2001		2002		2003		2002	2003	2003
	(dollars in thousands)
Statement of Operations Data:
Revenues	$305,995		$325,266		$363,343		$73,586	$73,576	$363,333
Cost of goods sold and services provided	159,879		177,328		203,905		38,120	39,201	204,986

Gross profit	146,116		147,938		159,438		35,466	34,375	158,347
Operating expenses:
Advertising and selling	67,811		67,935		72,027		13,398	14,307	72,936
General and administrative	53,015	(1)	59,345	(2)	50,612		11,702	11,737	50,647

Total operating expenses	120,826		127,280		122,639		25,100	26,044	123,583

Income from operations	25,290		20,658		36,799		10,366	8,331	34,764
Interest expense, net	3,721		2,304		1,409		491	235	1,153
Other expense, net	14,939	(3)	1,096	(4)	10,728	(5)	(56)	65	10,849

Income before income tax and minority interest	6,630		17,258		24,662		9,931	8,031	22,762
Income tax expense	3,401		6,718		15,373		4,121	3,223	14,475
Minority interest (6)	1,908		2,525		—		—	—	—

Net income	$1,321		$8,015		$9,289		$5,810	$4,808	$8,287

Other Data:
Adjusted EBITDA (7)	37,991		41,053		48,541		13,171	10,831	46,201
Cash flows provided by (used in) operating activities	16,017		25,784		30,400		(11,390)	(7,097)	34,693
Capital expenditures	3,952		4,453		4,528		53	1,179	5,654
Depreciation and amortization	9,487		9,421		7,898		1,829	2,008	8,077

	As of September 30, 2003
	Actual	Pro Forma
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,644	$—
Working capital (deficit) (8)	(10,655)	(3,633)
Property and equipment, net	12,431	20,756
Total debt (including current maturities)	15,500	250,000
Stockholders’ equity	127,187	214,504

(1)	During fiscal year 2001, we recorded a $0.5 million gain, reflected in general and administrative expenses, attributable to the settlement of a third-party vendor cancellation fee for less than the amount originally accrued as part of the $4.4 million charge that was incurred by FTD.COM, Inc., referred to in this current report on Form 8-K as FTD.COM, in fiscal year 2000.
(2)	During fiscal year 2002, we recorded the following as a component of general and administrative expenses, which we do not consider representative of our ongoing operations after consummation of the FTD Merger and related financing transactions:
•	Compensation expense of $8.7 million related to bonus payments paid to executive officers, in addition to related employer payroll taxes, in connection with our 2002 merger with FTD.COM;
•	A gain of $2.6 million attributable to the settlement of a claim against the developer of an unlaunched version of our www.ftd.com Web site;
•	Severance costs of $2.2 million for certain former employees in connection with the 2002 merger with FTD.COM and with the termination of a clearinghouse service offering;
•	Merger related expenses of $1.6 million incurred by FTD.COM related to our 2002 merger with FTD.COM;
•	A $1.4 million gain attributable to the termination of certain future post-retirement health care benefits. We provide post-retirement health care benefits to qualifying retirees under the terms of our qualified retirement plan. The termination of certain benefits caused a decrease in our post-retirement health care obligation attributed to prior services rendered;
•	A gain of $1.1 million attributable to a single business tax refund related to prior years’ filings; and
•	An impairment loss for internal use software in the amount of $0.4 million that had been used to process clearinghouse and related transactions for member services.
(3)	During fiscal year 2001, we recorded a termination charge of $14.5 million, reflected in other expense, net, which was related to the dissolution of a contractual relationship between us and a member-owned trade association.
(4)	During fiscal year 2002, we entered into a new credit agreement. As a result of entering into the new credit agreement and repaying an existing credit facility with the proceeds, unamortized deferred financing costs associated with the existing credit facility were expensed, resulting in a net loss on extinguishment of debt of $0.6 million. These expense items are reflected in other expense, net, in accordance with Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” referred to in this current report on Form 8-K as “SFAS No. 45.”
(5)	During fiscal year 2003, we recorded as a component of other expense, net, a charge of $11.0 million related to the recording of a liability associated with the proposed settlement of the FTD.COM securities litigation, including administrative costs.
(6)	In fiscal years 2001 and 2002, minority interest expense represents the public stockholders’ interest in FTD.COM, which was eliminated as a result of the 2002 merger with FTD.COM.

(7)	See Note (1) on Page 7 for a description of Adjusted EBITDA. In addition, see “Non-GAAP Financial Measures” above, for a discussion of our use of Adjusted EBITDA and certain limitations of EBITDA and Adjusted EBITDA as financial measures. Adjusted EBITDA is calculated as follows for the periods presented:

	Fiscal Year Ended June 30,			Three Months Ended September 30,		Twelve Months Ended September 30,
	2001	2002	2003	2002	2003	2003
	(dollars in thousands)
Net income	$1,321	$8,015	$9,289	$5,810	$4,808	$8,287
Plus: interest expense, net	3,721	2,304	1,409	491	235	1,153
Plus: depreciation and amortization	9,487	9,421	7,898	1,829	2,008	8,077
Plus: income tax expense	3,401	6,718	15,373	4,121	3,223	14,475

EBITDA	17,930	26,458	33,969	12,251	10,274	31,992
Plus: net expenses described in Notes 1-5 above	14,011	8,435	11,000	—	—	11,000
Plus: deferred compensation (a)	2,064	1,635	1,572	420	57	1,209
Plus: minority interest (b)	1,908	2,525	—	—	—	—
Plus: management fees (c)	2,078	2,000	2,000	500	500	2,000

Adjusted EBITDA (d)	$37,991	$41,053	$48,541	$13,171	$10,831	$46,201

(a)	Non-cash deferred compensation primarily represents net expense related to restricted stock grants under a plan that will be terminated in connection with the FTD Merger.
(b)	In fiscal years 2001 and 2002, minority interest expense represents the public stockholders’ interest in FTD.COM, which was eliminated as a result of our 2002 merger with FTD.COM.
(c)	Management fees have been historically paid on an annual basis. However, under our new management services agreement with Leonard Green Partners, L.P., in the event of a payment default under our new senior credit facility or the document governing our new debt securities, or a bankruptcy, liquidation or winding-up of FTD, the payment of all accrued and unpaid management fees will be subordinated to the prior payment in full of all amounts due and owing under our new senior credit facility and the document governing our new debt securities. In addition, payment of the management fees on any monthly payment date is contingent on our having had consolidated EBITDA equal to or greater than $46.75 million for any consecutive twelve-month period ended not more than twelve months prior to that payment date. In the event any portion of the management fee is not so paid, such amount will accrue and become due and payable in the next month in which payment is permitted.
(d)	We use Adjusted EBITDA as a supplemental measure of our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. See “Non-GAAP Financial Measures” above, for a discussion of our use of Adjusted EBITDA and certain limitations of EBITDA and Adjusted EBITDA as financial measures.
(8)	Working capital represents total current assets (excluding cash and cash equivalents) less current liabilities (excluding the current portion of long term debt).

RISK FACTORS

Our business, operations and financial condition are subject to various risks. Some of these risks are described below.

Risks Relating To Our Business After Consummation of the FTD Merger

Market competition among our existing and potential competitors could have a material adverse effect on our business, financial condition, results of operations and cash flow.

The consumer markets for flowers and specialty gifts are highly competitive and fragmented. In our consumer segment, we compete with both traditional distribution channels, other Web sites, floral and specialty gift direct marketers and catalog companies, including 1-800-FLOWERS.COM, Inc. and Proflowers.com. Although less fragmented, our florist segment also faces competition. Teleflora and FTD are the largest floral wire-service providers in the U.S. based on membership. Teleflora offers some products and services that are comparable to those we offer, and most florists subscribe to one or more of these competing services. In addition, 1-800-FLOWERS.COM, Inc. operates Bloomlink, a smaller floral wire-service provider.

Some of our existing and potential competitors may have significant competitive advantages over us, including larger customer bases and greater technical expertise, brand recognition or Internet commerce experience. In addition, some of our existing and potential competitors may be able to devote significantly greater resources to marketing campaigns, attracting traffic to their Web sites and call centers, and system development. In addition, we expect competition to continue to increase particularly in our consumer segment because there are few barriers to entry into the floral and specialty gift businesses and because of the relative ease with which new Web sites can be developed. Increased competition may result in lower revenues due to price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to compete successfully or that competitive pressures will not have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our revenues and operating results fluctuate on a seasonal basis and may suffer if revenues during peak seasons do not meet our expectations.

Our business is seasonal. For example, we generated 20.3%, 24.4%, 26.3% and 29.0% of our total revenue in the quarters ended September 30, December 31, March 31 and June 30 of fiscal year 2003, respectively. Revenue and operating results tend to be lower for the quarter ending September 30 because none of the most popular floral and gift holidays, which include Valentine’s Day, Easter, Mother’s Day, Thanksgiving and Christmas, fall within that quarter. In addition, depending on the year, the popular floral holiday of Easter sometimes falls within the quarter ending March 31 and sometimes falls within the quarter ending June 30. In addition, historical year over year total revenues and operating results fluctuated in the quarter ended September 30 due to the revenue generated from the Floral Selections Guide, which is published bi-annually.

In view of seasonal variations in the revenues and operating results of our florist and consumer segments, we believe that comparisons of our revenues and operating results for any period with those of the immediately preceding period or the same period of the preceding fiscal year may be of limited relevance in evaluating our historical financial performance and predicting our future financial performance. Our working capital, cash and short-term borrowings also fluctuate during the year as a result of the factors set forth above. Finally, the operational risks described elsewhere in these risk factors may be exacerbated if the events described therein were to occur during a peak season.

Our operating results may suffer if revenues during our peak seasons do not meet our expectations. If revenues during these periods do not meet our expectations, we may not generate sufficient revenue to offset increased costs incurred in preparation for peak seasons and our operating results may suffer.

Loss of members or decrease in average monthly membership fees could have a material adverse effect on our revenues and operating results.

We currently provide a suite of products and services to approximately 20,000 FTD-member florists located primarily in North America. Inability to maintain or increase our membership base in conjunction with maintaining or increasing our average monthly membership fees could have a material adverse effect on our revenues and operating results.

We are dependent on our strategic relationships to help promote our www.ftd.com Web site; failure to establish, maintain or enhance these relationships could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We believe that our strategic relationships with leading Internet portal companies, other online retailers and direct marketers are critical to attract customers, facilitate broad market acceptance of our products and brands and enhance our sales and marketing capabilities. A failure to maintain existing strategic online relationships or to establish additional relationships that generate a significant amount of traffic from other Web sites could limit the growth of our business. Establishing and maintaining relationships with leading Internet portal companies, other online retailers and direct marketers is competitive and expensive. We may not successfully enter into additional relationships. In addition, we may not be able to renew existing relationships beyond their current terms or may be required to pay significant fees to maintain and expand those relationships. Further, many Internet portal companies, other online retailers, and direct marketers that we may approach to establish an advertising presence or with whom we already have an existing relationship may also provide advertising services for our competitors. As a result, these companies may be reluctant to enter into, maintain or expand a relationship with us. Our business, financial condition, results of operations and cash flow may suffer if we fail to enter into new relationships or maintain or expand existing relationships, or if these relationships do not result in traffic sufficient to justify their costs.

In addition, we are subject to many risks beyond our control that influence the success or failure of our strategic partners. For example, traffic to our www.ftd.com Web site could decrease if the traffic to the Web site of an Internet portal company on which we advertise decreases. Our business could be harmed if any of our strategic partners experience financial or operational difficulties or other developments that have a material adverse effect on their performance under our agreements. The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We are dependent on third parties who fulfill orders and deliver goods and services to our customers and their failure to provide our customers with high quality products and customer service may harm our brand and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We believe that our success in promoting and enhancing our brand will depend on our success in providing our customers high quality products and a high level of customer service. Our business depends, in part, on the ability of our network of independent FTD-member florists and third-party suppliers who fulfill our orders to do so at high quality levels. We work with FTD-member florists and third-party suppliers to develop best practices for quality assurance; however, we do not directly or constantly control any FTD-member florists or third-party suppliers. Since we do not have constant, direct control over these FTD-member florists and third-party suppliers, issues regarding the quality of flowers, as well as interruptions or delays in product fulfillment may be difficult or impossible to remedy in a timely fashion. If our network of FTD-member florists or third-party suppliers fail to fulfill orders to our customers’ satisfaction, at an acceptable quality level and within the required timeframe, our customers may not shop with us again, which would have a material adverse effect on our business, financial condition, results of operations and cash flow.

We also depend upon a number of third parties for delivery of goods to our customers. For example, we rely on third-party shippers, including United Parcel Service and Federal Express, to deliver specialty gift merchandise to customers. Strikes or other service interruptions affecting these shippers would have an adverse effect on our ability to deliver merchandise on a timely basis. A disruption in any of our shippers’ ability to deliver our products could cause us to lose customers, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, we depend on our customer service department to respond to our customers should they have questions or problems with their orders. During peak periods, we also rely on temporary employees and outsourced staff to respond to customer inquiries. These temporary employees and outsourced staff may not have the same level of commitment to our customers or be as well trained as our full-time employees. If our customers are dissatisfied with the quality of the products or the customer service they receive, our customers may not shop with us again or may choose not to purchase products from another of our product categories, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our success is dependent upon the intellectual property that we use in our business.

We regard the “FTD” trademark, the “Mercury Man” logo, the “FTD.COM” Internet domain name and the other service marks and trademarks, as well as other intellectual property that we use in our business as critical to our success. Since 1994, FTD has applied for the registration of and has been issued trademark registrations for more than 150 trademarks and service marks used in our business in the U.S. and various foreign countries; however, in some other countries, there are certain pre-existing and potentially conflicting trademark registrations held by third parties. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures, contractual provisions and license and other agreements with employees, customers and others to protect intellectual property rights. In addition, we may also rely on the third-party owners of the intellectual property rights we license to protect those rights. We license some of our intellectual property rights, including the Mercury Man logo, to third parties. The steps taken by us and those third parties to protect our intellectual property rights may not be adequate, and other third parties may infringe or misappropriate our intellectual property rights. This could have a material adverse effect on our business, financial condition, results of operations and cash flow. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving.

We are also subject to the risk of adverse claims and litigation alleging that our business processes infringe on the intellectual property rights of others. Those claims may result in lengthy and costly litigation. Moreover, resolution of a claim may require us or one of our subsidiaries to obtain a license to use those intellectual property rights or possibly to cease using those rights altogether. Any of those events could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Computer systems or telephone services failures could have a material adverse effect on us.

We currently depend on third parties to develop, host and maintain our www.ftd.com Web site and to provide telephone services to our 1-800-SEND-FTD toll-free telephone number. If these third parties experience system failures as a result of failing to adequately maintain their systems or otherwise, we would experience interruptions and our customers might not continue to utilize our services. There can be no assurance that our resources to maintain our www.ftd.com Web site or our 1-800-SEND-FTD toll-free telephone number without these or other third parties will be sufficient. In addition, we own systems, including the Mercury Network and an order processing and customer service system for our consumer segment, which are located at our Downers Grove, Illinois facility, which provide communication to our fulfilling florists and consumer order services. We may experience interruptions in service due to failures by these systems. The continuing and uninterrupted performance of our computer systems is critical to the success of our business strategy. Unanticipated problems affecting those systems could cause interruptions in our services. Any damage or failure that interrupts or delays operations may dissatisfy customers and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, our Internet customers depend on their Internet service providers for access to our www.ftd.com Web site. These providers have experienced significant outages in the past and could experience outages, delays and other difficulties in the future. These types of occurrences could cause users to perceive our www.ftd.com Web site as not functioning properly and therefore cause them to stop using our services, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We may be unable to increase capacity or introduce enhancements to our www.ftd.com Web site or our 1-800-SEND-FTD toll-free telephone number in a timely manner or without service interruptions.

A key element of our strategy is to generate a high volume of traffic on our www.ftd.com Web site and our 1-800-SEND-FTD toll-free telephone number. However, we may not be able to accommodate all of the growth in user demand on our www.ftd.com Web site and through our 1-800-SEND-FTD toll-free telephone number. Our inability to add additional hardware and software to upgrade our existing technology or network infrastructure to accommodate in a timely manner increased traffic on our www.ftd.com Web site or increased volume through our 1-800-SEND-FTD toll-free telephone number, may cause decreased levels of customer service and satisfaction. Failure to implement new systems effectively or within a reasonable period of time could have a material affect our business, financial condition, results of operations and cash flow.

We also regularly introduce additional or enhanced features and services to retain current customers and attract new customers to our www.ftd.com Web site. If we introduce a feature or a service that is not favorably received, our current customers may not use our www.ftd.com Web site as frequently, and we may not be successful in attracting new customers. We may also experience difficulties that could delay or prevent us from introducing new services and features. Furthermore, these new services or features may contain errors that are discovered only after they are introduced. We may need to significantly modify the design of these services or features to correct errors. Customers encountering difficulty with or not accepting new services or features could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Online privacy concerns, FTC enforcement of privacy policy statements and security breaches could harm our Internet business.

The Federal Trade Commission, referred to in this current report on Form 8-K as the “FTC,” has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on access by minors. In addition, other governmental authorities have proposed regulations to govern the collection and use of personal information that may be obtained from customers or visitors to Web sites. These regulations may include requirements that procedures be established to disclose and notify users of our www.ftd.com Web site of our privacy and security policies, obtain consent from users for collection and use of information and provide users with the ability to access, correct or delete personal information stored by us. In addition, the FTC has made inquiries and investigations of companies’ practices with respect to their information collection and dissemination practices to confirm these are consistent with stated privacy policies and to determine whether precautions are taken to secure consumer’s personal information. The FTC has made inquiries, and in a number of situations, brought actions against companies to enforce the privacy policies of these companies, including policies relating to security of consumer’s personal information.

The FTC made an inquiry of FTD.COM relating to an incident that occurred with respect to our www.ftd.com Web site. As a result of the incident, some personal information of fewer than 350 customers could have been accessible to others without authorization. After supplying the FTC staff with written responses to their inquiry and answering their questions, the FTC staff members conducting this inquiry advised us that the FTC staff was recommending no further action be taken. The New York Attorney General’s Office, internal bureau, also requested information about the incident previously reviewed by the FTC. We provided the information requested by the New York Attorney General’s Office in June 2003 and to date have not received any further questions or requests from the New York Attorney General’s Office.

Becoming subject to the FTC’s regulatory and enforcement efforts or to those of another governmental authority could have a material adverse effect on our ability to collect demographic and personal information from users, which, in turn, could have a material adverse effect on our marketing efforts, business, financial condition, results of operations and cash flow. In addition, the adverse publicity regarding the existence or results of an investigation could have an adverse impact on customers’ willingness to use our site and thus could adversely impact our future revenues.

Security on the Internet requires having in place reasonable measures to protect against foreseeable risks and keeping technology and procedures up to date. We cannot guarantee that our security measures and procedures will prevent security breaches. Our www.ftd.com Web site uses licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card and debit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data. Since secure transmission of confidential information over the Internet is essential in maintaining consumer confidence in our www.ftd.com Web site, substantial or ongoing security breaches of our system or other Internet-based systems could significantly harm our Internet business. While our www.ftd.com Web site has not experienced any material security breaches, any penetration of network security or other misappropriation of our users’ personal information could subject us to liability. We could be held liable for claims based on unauthorized purchases with credit card or debit card information, impersonation or other similar fraud claims. Claims also could be based on other misuses of personal information, such as unauthorized marketing activities. These claims could result in litigation and financial liability. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability.

We may also incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in operations. Our insurance policies’ limits may not be adequate to reimburse us for losses caused by security breaches.

We may be unable to effectively market our international fulfillment capabilities to North American consumers and a decline in the quality of orders sent abroad could have a material adverse effect on our business, financial condition, results of operations and cash flow.

As part of our business strategy, we intend to continue to market our affiliation with 29,000 florists outside North America to North American consumers who may be interested in sending flowers to relatives, friends and business associates living abroad. This international aspect of our business is subject to the risk of inconsistent quality of merchandise and disruptions or delays in delivery because these foreign florists may not necessarily adhere to the same quality control standards as FTD-member florists who fulfill orders in North America. North American consumers who choose not to place subsequent domestic orders with us because they were not satisfied with the results of an order they sent abroad could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our business could be injured by significant credit card or debit card fraud.

Orders placed through our www.ftd.com Web site or 1-800-SEND-FTD toll-free telephone number typically are paid for using a credit card or debit card. When a customer makes a purchase, our third-party service providers processes the order and charges the customer’s credit card or debit card. Our net sales and gross margins would decrease if we experience significant credit card or debit card fraud. Failure to adequately detect and avoid fraudulent credit card or debit card transactions could cause us to lose our ability to accept credit cards or debit cards as forms of payment and result in charge-backs to us of the fraudulently charged amounts. Furthermore, this could reduce our net sales and gross margins because widespread credit card or debit card fraud may lessen our customers’ willingness to purchase products over the internet using their credit cards or debit cards. As a result, such failure could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We are exposed to the credit risk of FTD-member florists.

When an FTD-member florist fulfills an order from another FTD-member florist, we become liable to that fulfilling FTD-member florist for payment on the order even though we may not receive payment from the sending FTD-member florist. Accordingly, we are subject to the credit risk of FTD-member florists. Although we reserve for this exposure, we cannot assure you that the exposure will not be greater than we anticipate. An increase in the exposure, coupled with material instances of default, could have an adverse effect on our business, financial condition, results of operations and cash flow.

Our business operations are restricted by a consent order, which prohibits certain restrictions relating to FTD membership.

We are subject to certain operating restrictions imposed by the Modified Final Judgment, dated November 13, 1990, of the U.S. District Court for the Eastern District of Michigan in U.S. v. Florists’ Telegraph Delivery Association, and U.S. v. Florists’ Transworld Delivery Association, which are collectively referred to in this current report on Form 8-K as the “consent order.” The consent order prohibits us, among other things, from restricting FTD membership to florists who are not subscribers of a competing clearinghouse. This consent order does not expire until August 1, 2005.

Because of the consent order, we are required to allow any florist who can meet FTD’s general membership rules to become a member of FTD even if they are a member of another wire-service. Other wire-services could require their members to be exclusive to their service. Such a requirement could present the other wire-services with a competitive advantage as incentives could be offered to members in competing wire-services to sever their membership with FTD and to use the competing wire-service exclusively as their clearinghouse for sending and receiving flowers-by-wire orders, potentially reducing membership in FTD to levels that could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our success in the highly competitive markets in which we operate will continue to depend to a significant extent on our leadership team and other key management personnel. We cannot assure you that these senior officers will remain employed with us. The loss of any of these individuals could have a material adverse effect on our business.

Slowdowns in general economic activity may detrimentally impact consumer spending on flowers and other products we sell which would have an adverse effect on our business, financial condition, results of operations, and cash flow.

Our business is sensitive to the business cycle of the national economy. Consumer spending on flowers and specialty gifts may be influenced by general economic conditions and the availability of discretionary income. A decline in general economic conditions may have a material adverse effect on demand for our products, which could cause sales of our products to decrease. There can be no assurances that future economic conditions will be favorable to the floral and specialty gifts markets. A decline in the demand for our products due to deteriorating economic conditions could have a material adverse effect on our business, financial condition, results of operations, and cash flow.

If the supply of flowers or any other perishable product we offer for sale becomes limited, the price of these products could rise or these products may be unavailable and our revenues and gross margins could decline and, since we are subject to various regulations applicable to the importation of flowers and the sale and handling of food items, any future governmental regulation could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Many factors, such as weather conditions, agricultural limitations and restrictions relating to the management of pests and disease, affect the supply of flowers and the price of our floral products. If the supply of flowers available for sale is limited, prices of flowers could rise, which could cause customer demand for our floral products to be reduced and our revenues and gross margins to decline. Alternatively, we may not be able to obtain high quality flowers in an amount sufficient to meet customer demand. Even if available, flowers from alternative sources may be of lesser quality and/or may be more expensive than those currently offered by us.

In addition, we purchase perishable products from suppliers in foreign countries, which subjects us to various federal, state and local government regulations, including regulations imposed by the U.S. Food & Drug Administration, or FDA, the U.S. Department of Labor, Occupational Safety and Health Administration, or OSHA, the U.S. Department of Agriculture, or USDA, and Animal and Plant Health Inspection Service, or APHIS. These agencies or another federal, state or local food regulatory authorities may require us to make changes to our importation procedures and sales and handling operations. These changes may increase our cost of operations or we may not be able to make the requested governmental changes or obtain any required permits, licenses or approvals in a timely manner, or at all. Failure to make requested changes or to obtain or maintain a required permit, license or approval could cause us to incur substantial compliance costs and delay the availability of, or cancel, certain product offerings. In addition, any inquiry or investigation from a regulatory authority could have a negative impact on our reputation. The occurrence of any of these events could harm our business and have a material adverse effect on our business, financial condition, results of operations, and cash flow.

The availability and price of these products could be affected by a number of other factors affecting foreign suppliers, including:

•	import duties and quotas;

•	time-consuming import regulations or controls at airports;

•	changes in trading status;

•	economic uncertainties and currency fluctuations;

•	foreign government regulations and political unrest;

•	governmental bans or quarantines;

•	trade restrictions, including U.S. retaliation against foreign trade practices; or

•	severe weather.

The operating and financial success of our business is dependent on the financial performance of the U.S. retail florist industry.

The operating and financial success of our business has been and is expected to continue to be dependent on the financial performance of the retail florist industry. Retail florists are now second to mass merchants as a distribution channel in the floral industry in the U.S. This is primarily due to the growth of non-traditional channels of distribution such as the mass merchandisers, supermarkets, 1-800 numbers, Internet sales and mail order catalogs. There can be no assurance that the retail florist industry will not continue to lose market share to other floral distribution channels, or that retail florist revenues or flowers-by-wire transactions will not decline in absolute terms. A sustained decline in the sales volume of the retail florist industry could have a material adverse effect on our business, financial condition, results of operations, and cash flow.

Government regulations and legal uncertainties relating to the Internet and online commerce could negatively impact our Internet business.

Online commerce is relatively new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are evolving. Currently, there are few laws or regulations directly applicable to the Internet or online commerce on the Internet, and the laws governing the Internet that exist remain largely unsettled. New Internet laws and regulations could dampen growth in use and acceptance of the Internet for commerce. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. The vast majority of those laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not expressly contemplate or address the unique issues presented by the Internet and related technologies. Further, growth and development of online commerce have prompted calls for more stringent consumer protection laws, both in the U.S. and abroad. The adoption or modification of laws or regulations applicable to the Internet could have a material adverse effect on our Internet business operations. We also are subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers.

In addition, in 1998, the Internet Tax Freedom Act was enacted, which generally placed a three-year moratorium on state and local taxes on Internet access and on multiple or discriminatory state and local taxes on electronic commerce. This moratorium was extended until November 1, 2003. Congress is currently considering legislation that would further extend such moratorium. We cannot predict whether such legislation will be enacted nor can we predict the specific nature of any such legislation or whether such legislation would be retroactive. If this moratorium is not extended in its current form, state and local governments could impose additional taxes on Internet-based transactions, and these taxes could decrease our ability to compete with traditional retailers and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, several telecommunications carriers have requested that the Federal Communications Commission regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could have a material adverse effect on our Internet business operations.

Federal, state and local governments may attempt to impose additional sales and use taxes or other taxes on the business activities conducted by our consumer segment, including our past sales, which could decrease our ability to compete with traditional retailers, reduce our sales and have a material adverse effect on our business, financial condition, results of operations and cash flow.

In accordance with current industry practice by floral and specialty gift direct marketers and our interpretation of applicable law, our consumer segment collects and remits sales taxes only with respect to deliveries made in a limited number of states where its online and telephonic sales channels have physical presence. If states successfully challenge this practice and impose sales and use taxes on orders delivered in states where we do not have physical presence, we could incur substantial tax liabilities for past sales and lose sales that could harm our business. In addition, future changes in the operation of our online and telephonic sales channels could result in the imposition of additional sales and use tax obligations. Moreover, a number of states, as well as the U.S. Congress, have been considering various legislative initiatives that could result in the imposition of additional sales and use taxes on sales over the Internet, which if enacted could require us to collect additional sales and use taxes. The imposition of sales or use tax liability for past or future sales could decrease our ability to compete with traditional retailers and have a material adverse effect on our business, financial condition, results of operations and cash flow.

Although it is not currently a part of our business plan, we may not successfully identify or complete future acquisitions, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We may seek to expand our business partly through acquisitions. However, if any reasonable acquisition candidates were to be identified, we cannot assure you that we will succeed in:

•	completing acquisitions;

•	integrating acquired operations into our existing operations; or

•	expanding into new markets.

We also cannot assure you that future acquisitions will not have an adverse effect on our operating results, particularly in the fiscal quarters immediately following their completion while we integrate the operations of the acquired business. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected.

We may incur restructuring or impairment charges that would reduce our earnings.

We may incur restructuring charges in connection with any future acquisitions. These restructuring charges would be undertaken to realign our operations, eliminate duplicative functions, rationalize our operating facilities and products and reduce our staff. In addition, following the FTD Merger, our financial statements will reflect a significant amount of goodwill and intangible assets. On January 1, 2002, we adopted Statement of Financial Accounting Standards, No. 142, “Goodwill and Other Intangible Assets,” referred to in this current report on Form 8-K as “SFAS No. 142,” which requires that goodwill and intangible assets that have an indefinite useful life be tested at least annually for impairment. SFAS No. 142 requires us to perform an annual assessment for possible impairment of our goodwill and intangible assets following the FTD Merger. If we determine our goodwill or intangibles to be impaired, the resulting non-cash charge could be substantial.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FTD, INC.

By:	/S/ CARRIE A. WOLFE
Name:	Carrie A. Wolfe
Title:	Chief Financial Officer and Treasurer

Date: January 21, 2004